    As filed with the Securities and Exchange Commission on November 15, 2001
                                     Registration Statement No. 333-____________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              ____________________
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                             LOWE'S COMPANIES, INC.
             (Exact name of Registrant as specified in its Charter)

        North Carolina                                56-0578072
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

                             1605 Curtis Bridge Road
                        Wilkesboro, North Carolina 28697
           (Address of principal executive office, including zip code)

                             LOWE'S COMPANIES, INC.
                               2001 INCENTIVE PLAN
                            (Full title of the Plan)
                              ____________________

                               Stephen A. Hellrung
              Senior Vice President, General Counsel and Secretary
                             Lowe's Companies, Inc.
                             1605 Curtis Bridge Road
                        Wilkesboro, North Carolina 28697
                                  336-658-5445
 (Name, address and telephone number including, area code, of agent for service)

                                    Copy to:

                              Lathan M. Ewers, Jr.
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074
                                  804-788-8200

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                    Proposed maximum    Proposed maximum
      Title of securities                       Amount to be         offering price         aggregate           Amount of
        to be registered                         registered            per share         offering price      registration fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.50 par value              30,000,000 shares/(1)/      $38.50/(2)/    $1,155,000,000/(2)/        $288,750

Preferred Share Purchase Rights/(3)/                --                     --                  --                   --

Deferred Compensation Obligations/(4)/         $50,000,000                 --             $50,000,000             $12,500

Total                                               --                     --                  --                $301,250
=====                                                                                                            ========
=============================================================================================================================

     (1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which may be issued in connection with the transactions described herein.

     (2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(h) on the basis of $38.50 per share, which was the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on November 12, 2001.

     (3) The Rights to purchase Participating Cumulative Preferred Stock, Series A, will be attached to and will trade with shares of the Common Stock of the Company.

     (4) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Lowe's Companies, Inc. Deferred Compensation Program, which is operated in connection with the Lowe's Companies, Inc. 1994 Incentive Plan, the Lowe's Companies, Inc. 1997 Incentive Plan, and the Lowe's Companies, Inc. 2001 Incentive Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Not required to be filed with the Securities and Exchange Commission (the "Commission").


Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Lowe's Companies, Inc. (the "Company") with the Commission (file No. 1-7898) are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2001, filed on April 13, 2001, and amended on July 12, 2001; (ii) the Company's Quarterly Reports on Form 10-Q filed on June 15, 2001 and September 14, 2001; (iii) the Company's Current Reports on Form 8-K filed on February 12, 2001, February 23, 2001, March 9, 2001, and October 25, 2001; and
(iv) the description of the Company's Common Stock (the "Common Stock") and preferred stock purchase rights contained in the Company's registration statements on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.


Item 4. Description of Securities.

     This registration statement covers, among other things, deferred compensation obligations that may be offered under the Lowe's Companies, Inc. 1994, 1997 and 2001 Incentive Plans (the "Plans"). The following summary of the deferred compensation obligations is qualified in its entirety by reference to the Plan documents, copies of which have been filed as exhibits to, or incorporated by reference in, this registration statement.

     Under the deferred compensation program, the Company will provide a select group of management and highly-compensated employees the opportunity to enter into agreements for the deferral of compensation. The Company's obligations under such agreements are contractual in nature and represent the Company's unsecured general obligations to pay the deferred compensation in the future in accordance with the terms of the Plans.. The deferred compensation program is unfunded, and participants and their beneficiaries have no right, title, or interest in the benefits deferred under the program or any claim against them. The Company will not segregate any funds or assets for deferred benefits or issue any notes or security for the payment of any deferred benefits.

     The deferred compensation program is available to executives who are selected by the administrator or who earn a "mandatory deferred benefit." A participant earns a "mandatory deferred benefit" to the extent his or her applicable compensation would exceed the limit in Section 162(m)(l) of the Internal Revenue Code and is deferred under procedures established by the administrator. An eligible employee not earning a mandatory deferred benefit becomes a participant in the program by filing a deferral election form with the administrator.

     Deferred benefits may be "deferred cash benefits" or "deferred stock benefits". Deferred cash benefits are mandatory deferred benefits attributable to an eligible employee's base salary and are credited to a deferred cash account on the date the base salary otherwise would have been paid, with interest at a specified rate credited on the first date of each month. A deferred cash benefit is immediately and fully vested. Deferred stock benefits are deferred benefits attributable to deferred stock awards, performance share awards (including mandatory deferred benefits attributable to forfeited stock awards and performance share awards) and gain on the exercise of non-qualified stock options. These benefits are credited to a deferred stock account on the day following the election date or the date of exercise, as the case may be. Deferred stock benefits attributable to the gain on the exercise of non-qualified stock options and mandatory deferred benefits are immediately and fully vested. Deferred stock attributable to stock awards and performance share awards are vested at the time the deferred award would otherwise have become vested, except that a participant's entire deferred benefit vests upon a change in control of the Company (as defined in the 1997 Incentive Plan).

     Deferred cash benefits are distributed in cash. Deferred stock benefits are distributed in shares of the Company's common stock. Benefits are paid in a lump sum unless a participant elects to have his benefits distributed in annual installments over a period of up to five years. If a participant's employment is terminated due to disability, the participant's benefit will be distributed over a five year period. Unless otherwise specified by a participant, distribution of benefits begins on the March 15th following the earlier of the participant's 65th birthday or the termination of employment. A participant may specify that payments are to begin on any of the following dates:

     .    March 15 following termination of employment without regard to age;

     . March 15 following termination of employment and attainment of a specified age, or

     .    March 15 following the attainment of a specified age.

     In any event, mandatory deferred benefits will be paid in a lump sum no later than the last day of the Company's fiscal year in which the distribution would not cause the participant's compensation to exceed the limit in Code
Section 162(m)(1). A participant's entire deferred cash account and deferred stock account will be distributed upon a change in control of the Company. Accelerated distributions may be permitted in the event of certain financial emergencies.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article IV of the Company's Bylaws provides that the Company will indemnify any person as an officer or director of the Company or as an officer, director, trustee or partner of another corporation, trust, partnership or employee benefit plan at the request of the Company, against any liability incurred in connection with any proceeding arising out of such service. To the extent that such person is successful on the merits or otherwise in defense of any such proceeding, the Company will indemnify him against expenses actually and reasonably incurred in such defense. No indemnification is available if, at the time of the activities which are the subject of the proceeding, such person knew or believed that such activities were clearly in conflict with the best interests of the Company. Further, Section 55-8-51 of the North Carolina Business Corporation Act provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which such director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which is adjudged liable on the basis that personal benefit was improperly received by him.

     The Company maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.
-----------

4.1 Amended and Restated Rights Agreement dated December 2, 1999, between the Company and Equiserve Trust Company, N.A., as Rights Agent (Incorporated herein by reference to Exhibit 2 of Amendment No. 2 to the Company's Registration Statement on Form 8-A dated February 14, 2000, as amended by Exhibit 1 of Amendment No. 3 to the Company's Registration Statement on Form 8-A dated March 2, 2000).

4.2 Lowe's Companies, Inc. 1994 Incentive Plan, as amended (Incorporated herein by reference to the Company's Form S-8 dated July 8, 1994 (No. 33-54499), as amended by Exhibits 10.9, 10.10 and 10.11 to the Company's Annual Report on Form 10-K for the year ended January 29, 1999).

4.3 Lowe's Companies, Inc. 1997 Incentive Plan, as amended (Incorporated herein by reference to the Company's Form S-8 dated August 29, 1997 (No. 333-34631), as amended by Exhibits 10.16 and 10.17 to the Company's Annual Report on Form 10-K for the year ended January 29, 1999).

4.4     Lowe's Companies, Inc. 2001 Incentive Plan.

5.1 Opinion of Hunton & Williams as to the legality of the securities being registered.

15.1    Letter of Deloitte & Touche LLP re Unaudited Interim Financial
        Information.

23.1 Consent of Hunton & Williams (included in the opinion filed as Exhibit 5 to the Registration Statement).

23.2    Consent of Deloitte & Touche LLP.

23.3    Consent of Ernst & Young LLP.

24.1 Power of Attorney for Officers and Directors (included on page II-4 of the Registration Statement).

Item 9. Undertakings

        (a)    The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
--------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Wilkes, State of North Carolina, on November 15, 2001.



                                     LOWE'S COMPANIES, INC.
                                     (Registrant)



                                     By:  /s/ Stephen A. Hellrung
                                         ---------------------------------------
                                     Stephen A. Hellrung, Senior Vice President,
                                     General Counsel and Secretary


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 15, 2001. Each of the directors and/or officers of Lowe's Companies, Inc. whose signature appears below hereby appoints Stephen
A. Hellrung, Senior Vice President, General Counsel and Secretary, Lowe's Companies, Inc., and Lathan M. Ewers, Jr., Hunton & Williams, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all the things in their behalf in their capacities as officers and directors to enable Lowe's Companies, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

     Signature                            Title
     ---------                            -----
/s/ Robert L. Tillman                     Chairman of the Board of Directors, President,
------------------------------------
       Robert L. Tillman                  Chief Executive Officer and Director
                                          (Principal Executive Officer)


/s/ Robert A. Niblock                     Senior Vice President and Chief Financial
------------------------------------
       Robert A. Niblock                  Officer (Principal Financial Officer)


/s/ Kenneth W. Black, Jr.                 Senior Vice President and Chief Accounting Officer
------------------------------------
       Kenneth W. Black, Jr.              (Principal Accounting Officer)

/s/ Leonard L. Berry, Ph.D.               Director
------------------------------------
       Leonard L. Berry, Ph.D.


/s/ Peter C. Browning                     Director
------------------------------------
       Peter C. Browning


/s/ Paul Fulton                           Director
------------------------------------
       Paul Fulton


/s/ Dawn Hudson                           Director
------------------------------------
       Dawn Hudson


/s/ Robert A. Ingram                      Director
------------------------------------
       Robert A. Ingram


/s/ Kenneth D. Lewis                      Director
------------------------------------
       Kenneth D. Lewis


/s/ Richard K. Lochridge                  Director
------------------------------------
       Richard K. Lochridge


/s/ Claudine B. Malone                    Director
------------------------------------
       Claudine B. Malone


/s/ Thomas D. O'Malley                    Director
------------------------------------
       Thomas D. O'Malley


/s/ Robert G. Schwartz                    Director
------------------------------------
       Robert G. Schwartz

                                  EXHIBIT INDEX


     Exhibit No.                           Description
     -----------                           -----------


         4.1 Amended and Restated Rights Agreement dated December 2, 1999, between the Company and Equiserve Trust Company, N.A., as Rights Agent (Incorporated herein by reference to Exhibit 2 of Amendment No. 2 to the Company's Registration Statement on Form 8-A dated February 14, 2000, as amended by Exhibit 1 of Amendment No. 3 to the Company's Registration Statement on Form 8-A dated March 2, 2000).

         4.2 Lowe's Companies, Inc. 1994 Incentive Plan, as amended (Incorporated herein by reference to the Company's Form S-8 dated July 8, 1994 (No. 33-54499), as amended by Exhibits 10.9, 10.10 and 10.11 to the Company's Annual Report on Form 10-K for the year ended January 29, 1999).

         4.3 Lowe's Companies, Inc. 1997 Incentive Plan, as amended (Incorporated herein by reference to the Company's Form S-8 dated August 29, 1997 (No. 333-34631), as amended by Exhibits 10.16 and 10.17 to the Company's Annual Report on Form 10-K for the year ended January 29, 1999).

         4.4        Lowe's Companies, Inc. 2001 Incentive Plan.

         5.1 Opinion of Hunton & Williams as to the legality of the securities being registered.

        15.1 Letter of Deloitte & Touche LLP re Unaudited Interim Financial Information.

        23.1 Consent of Hunton & Williams (included in the opinion filed as Exhibit 5 to the Registration Statement).

        23.2        Consent of Deloitte & Touche LLP.

        23.3        Consent of Ernst & Young LLP.

        24.1 Power of Attorney for Officers and Directors (included on page II-4 of the Registration Statement).